Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

NEW YORK, 9 November 2015 - Sotheby’s (NYSE: BID) today reported financial results for the third quarter and nine months ended 30 September 2015.

President and Chief Executive Officer Tad Smith said, “We are proud of our auction sale results in the categories of Impressionist, Modern and Contemporary Art, which are on track to achieve record levels for the year. In just three days last week, our auctions achieved $780 million, led by the first two sales from the collection of Sotheby’s former Chairman, Alfred Taubman. I’m pleased to say that we are also making good progress on our strategic objectives for future growth.”

In the third quarter of 2015, Sotheby’s reported a reduced net loss of ($17.9) million, or $(0.26) per diluted share, an improvement of $9.8 million (35%) when compared to a net loss of ($27.7) million, or $(0.40) per diluted share, in the same period of the prior year.

On an adjusted basis, Sotheby's third quarter 2015 Adjusted Net Loss* decreased $2.6 million (13%) to ($17.9) million, or $(0.26) per diluted share, from ($20.6) million, or $(0.30) per diluted share, in the prior year. The improvement in Adjusted Net Loss* is primarily attributable to the completion of a number of profitable inventory sales in the period and an increase in Sotheby’s Finance segment results, partially offset by lower auction commission revenues.

Exhibit 99.1

These same factors increased total third quarter of 2015 revenues $43.8 million (46%) to $138.0 million, compared to a year ago of $94.2 million. While Net Auction Sales increased $48.0 million (15%) as a result of a change in the timing of the evening sale of Contemporary Art in London, third quarter auction commission revenues decreased principally due to significantly weaker sales results in higher margin categories such as Old Master Paintings, Asian Art, and Jewelry.

For the nine months ended 30 September 2015, total revenues increased $38.8 million (7%) to $625.7 million compared with the prior year largely due to higher inventory sales and Finance segment revenues. Sotheby’s reported year to date net income of $54.9 million, or $0.79 per diluted share, an increase of $11.1 million (25%) compared with net income of $43.8 million, or $0.61 per diluted share, in the same period of the prior year. Adjusted Net Income* for the period decreased $1.7 million (3%) to $62.5 million, or $0.90 per diluted share, from $64.3 million, or $0.91 per diluted share, a year ago.

Non-GAAP Financial Measures
* Adjusted Net (Loss) Income, and Adjusted Diluted (Loss) Earnings Per Share are non-GAAP financial measures. See Appendix B for a reconciliation of these non-GAAP financial measures to the most comparable measures reported in accordance with GAAP.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on 9 November 2015, to discuss its third quarter 2015 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 59490093.

Exhibit 99.1

The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Images are available upon request
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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues:
Agency commissions and fees	$69,222	$76,229	$507,481	$515,544
Inventory sales	53,226	6,273	73,214	41,007
Finance	12,933	8,917	37,590	22,739
License fees	2,539	2,376	6,981	6,535
Other	72	406	407	1,004
Total revenues	137,992	94,201	625,673	586,829
Expenses:
Agency direct costs	8,156	6,002	52,725	48,056
Cost of inventory sales	43,678	7,999	72,380	40,019
Cost of Finance Revenues	4,282	2,634	11,544	5,368
Marketing	3,767	3,076	12,575	10,773
Salaries and related	56,897	58,888	228,009	222,477
General and administrative	38,124	37,798	117,584	113,340
Depreciation and amortization	4,881	5,157	14,444	15,370
CEO separation and transition costs	—	—	4,232	—
Restructuring charges (net)	(86)	14,285	(975)	14,285
Special Charges (net)	—	(4,169)	—	20,088
Total expenses	159,699	131,670	512,518	489,776
Operating (loss) income	(21,707)	(37,469)	113,155	97,053
Interest income	479	621	1,238	1,439
Interest expense	(7,438)	(8,757)	(25,173)	(26,308)
Other (expense) income	(2,116)	1,438	(3,830)	690
(Loss) income before taxes	(30,782)	(44,167)	85,390	72,874
Equity in earnings of investees	2,827	296	5,953	680
Income tax (benefit) expense	(10,078)	(16,173)	36,635	29,502
Net (loss) income	(17,877)	(27,698)	54,708	44,052
Less: Net income (loss) attributable to noncontrolling interest	17	28	(172)	260
Net (loss) income attributable to Sotheby's	$(17,894)	$(27,726)	$54,880	$43,792
Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.26)	$(0.40)	$0.79	$0.62
Diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.26)	$(0.40)	$0.79	$0.61
Weighted average basic shares outstanding	67,946	68,990	68,789	69,024
Weighted average diluted shares outstanding	67,946	68,990	69,358	69,572
Cash dividends declared per common share	$0.10	$0.10	$0.30	$4.64

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this presentation are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are supplemental financial measures that are not required by or presented in accordance with GAAP. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs.

Adjusted Net (Loss) Income is defined as net (loss) income attributable to Sotheby's, excluding after-tax CEO separation and transition costs, leadership transition severance costs, restructuring charges (net), and special charges (net). Adjusted Diluted (Loss) Earnings Per Share is defined as diluted (loss) earnings per share excluding the per share impact of CEO separation and transition costs, leadership transition severance costs, restructuring charges (net), and special charges (net).

Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.

Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in thousands of dollars, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net (loss) income attributable to Sotheby's	$(17,894)	$(27,726)	$54,880	$43,792
Add: CEO separation and transition costs, net of tax	—	—	2,564	—
Add: Leadership transition severance costs, net tax	—	—	5,758	—
Add: Restructuring charges (net), net of tax	(49)	9,428	(661)	9,428
Add: Special charges (net), net of tax	—	(2,293)	—	11,048
Adjusted Net (Loss) Income	$(17,943)	$(20,591)	$62,541	$64,268
Variance versus prior period - $	$2,648		$(1,727)
Variance versus prior period - %	13%		(3%)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Diluted (loss) earnings per share	$(0.26)	$(0.40)	$0.79	$0.61
Add: CEO separation and transition costs, per share	—	—	0.04	—
Add: Leadership transition severance costs, per share	—	—	0.08	—
Add: Restructuring charges (net), per share	—	0.13	(0.01)	0.14
Add: Special charges (net), per share	—	(0.03)	—	0.16
Adjusted Diluted (Loss) Earnings Per Share	$(0.26)	$(0.30)	$0.90	$0.91
Variance versus prior period - $	$0.04		$(0.01)
Variance versus prior period - %	13%		(1%)